EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2021, relating to the financial statements of TrueBlue, Inc., and the effectiveness of TrueBlue, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 27, 2020. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Seattle, Washington
July 26, 2021